Exhibit (3).2

                    CERTIFICATE OF OWNERSHIP AND MERGER


     This Certificate of Ownership and Merger (the "Certificate") is made and entered into by South Alabama Bancorporation, Inc., a Delaware corporation, pursuant to Section 253 of the Delaware General Corporation Law.

                               W I T N E S S E T H :

     WHEREAS, SAB Newco, Inc., an Alabama corporation ("Newco"), is a wholly owned subsidiary of South Alabama Bancorporation, Inc., a Delaware corporation ("SAB"), and said corporations desire to merge SAB with and into Newco, with Newco as the surviving corporation; and
     WHEREAS, the respective Boards of Directors and voting shareholders of Newco and SAB have duly approved said merger, and SAB desires to execute and file this Certificate to effect said merger under the provisions of the Delaware General Corporation Law;

     NOW, THEREFORE, in order to effect said merger, SAB does hereby declare and certify as follows:

                                ARTICLE ONE
     The Board of Directors of SAB approved this merger by adopting the following resolutions on August 20, 1996, viz:

     BE IT RESOLVED, that, for the purpose of changing its state of domicile to Alabama, the corporation form a wholly owned Alabama subsidiary corporation with Articles of Incorporation and Bylaws substantially the same as those of the corporation, which subsidiary shall be named SAB Newco, Inc.

     BE IT RESOLVED, that (i) the corporation merge itself with and into SAB Newco, Inc., an Alabama corporation and wholly owned subsidiary of the corporation ( Newco ), with Newco as the surviving corporation (but with Newco s name to be changed to South Alabama Bancorporation, Inc.), such merger to be effective upon approval and adoption of said merger by the parties thereto and the filing of such articles and certificates of merger as are required by applicable law, (ii) upon adoption of this resolution by the Board of Directors the merger be presented to the shareholders after due notice and disclosure has been given said shareholders pursuant to all applicable law, (iii) upon completion of said merger, there be a one for one conversion of stock of this corporation into stock of the Newco without necessity of surrender of certificates therefor, and (iv) the president and secretary of SAB be, and hereby are, authorized and directed to execute any and all documents and do any and all things necessary to effect said merger, including without limitation calling a shareholders meeting for consideration of said merger and setting a record date for voting shares at such meeting.



                                ARTICLE TWO

     This merger has been approved by a majority of the outstanding stock of SAB entitled to vote thereon at a meeting of the shareholders duly called and held after 20 days notice of the purpose of said meeting mailed to each shareholder at his or her address as it appears on the records of SAB.

                               ARTICLE THREE
     This merger shall be effective at midnight on December 31, 1996.

                               ARTICLE FOUR
     Pursuant to Section 253(a) and Section 252(d) of the Delaware General Corporation Law, the Plan of Merger duly adopted and approved by SAB and Newco contained the following provision:

          Newco shall be subject to service of process in Delaware in any proceeding for enforcement of any obligation of SAB, as well as for any obligation of Newco, arising from the merger, and Newco irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding related thereto, with any process so served to be sent to Newco at:

          South Alabama Bancorporation, Inc.
          Attention: F. Michael Johnson
          100 St. Joseph Street
          Mobile, AL 36602


     IN WITNESS WHEREOF, SAB has caused this instrument to be executed by its duly authorized officers under seal this 20th day of December, 1996.

                              SOUTH ALABAMA BANCORPORATION, INC.,
                              a Delaware corporation



                              By:   \s\W. Bibb Lamar, Jr.
                                   W. BIBB LAMAR, JR., President
                                   and Chief Executive Officer
ATTEST:

\s\F. Michael Johnson

F. MICHAEL JOHNSON, Secretary
and Chief Financial Officer

[SEAL]





This instrument was prepared by:

Brooks P. Milling, Esq.
Hand Arendall, L.L.C.
3000 First National Bank Building
Mobile, Alabama  36602